CARNIVAL CORPORATION LTD. TIME-BASED
RESTRICTED SHARE UNIT AGREEMENT
FOR THE CARNIVAL CORPORATION LTD. 2020 STOCK PLAN
THIS TIME-BASED RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”) shall apply to the grant of time-based Restricted Share Units made to employees of Carnival Corporation Ltd., a Bermuda exempted company limited by shares, (the “Company”) or employees of any member of the Group or any successor thereto, effective [GRANT DATE] (the “Grant Date”) under the Carnival Corporation Ltd. 2020 Stock Plan (the “Plan”).
1.    Grant of Time-Base Restricted Share Units.
(a)    Grant. The Company hereby grants to select individuals (each a “Participant”) a time-based restricted share unit award consisting of that number of time-based Restricted Share Units (the “TBS RSUs”) set forth in the Participant’s equity administration platform, on the terms and conditions set forth in the Plan and this Agreement. Each TBS RSU represents the right to receive payment in respect of one Share as of the Settlement Date (as defined below), to the extent the Participant is vested in such TBS RSUs as of the Settlement Date, subject to the terms of this Agreement and the Plan. The TBS RSUs are subject to the restrictions described herein, including forfeiture under the circumstances described in Section 3 hereof (the “Restrictions”). The Restrictions shall lapse and the TBS RSUs shall vest and become nonforfeitable in accordance with Section 2 and Section 3 hereof.
Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement, and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement. In the event there is any inconsistency between the provisions of the Plan and this Agreement, the provisions of the Plan shall govern.
2.    Terms and Conditions.
(a)    Vesting. Except as otherwise provided in Section 3 hereof, the TBS RSUs shall vest and become non-restricted one-third each year on [VESTING DATES] or the next market trading day if any of those dates fall on a US or UK market holiday or weekend. Notwithstanding the foregoing, the Committee shall have the authority to remove the Restrictions on the TBS RSUs whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the Grant Date, such action is appropriate.
(b)    Settlement. The obligation to make payments and distributions with respect to TBS RSUs shall be satisfied through the issuance of one Share for each vested TBS RSU, less applicable withholding taxes (the “settlement”), and the settlement of the TBS RSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The TBS RSUs shall be settled on the first trading date occurring on or after the date that the

TBS RSUs vest and become non-restricted (as applicable, the “Settlement Date”), except as otherwise provided in Sections 3 and 6(a).
(c)    Dividends and Voting Rights. Each outstanding TBS RSU shall be credited with dividend equivalents equal to the dividends (including extraordinary dividends if so determined by the Committee) declared and paid to shareholders of the Company in respect of one Share. Dividend equivalents shall not bear interest and shall be subject to the same Restrictions as the TBS RSUs to which they are attributable. On the Settlement Date, such dividend equivalents in respect of each vested TBS RSU shall be settled by delivery to the Participant of a number of Shares equal to the quotient obtained by dividing (i) the aggregate accumulated value of such dividend equivalents by (ii) the Fair Market Value of a Share on the date that is 30 calendar days prior to the applicable vesting date, rounded down to the nearest whole Share, less any applicable withholding taxes. No dividend equivalents shall be accrued for the benefit of the Participant with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the TBS RSUs. Dividend equivalents shall be forfeited to the extent the underlying TBS RSUs are forfeited. The Participant shall have no voting rights with respect to the TBS RSUs or any dividend equivalents.
(d)    The dates set forth in this Section 2 (which include by reference Sections 3 and 6(a)) and disregarding any discretionary early release of restrictions in Section 2 for amounts which would not be a short term deferral pursuant to Section 409A, have been specified for the purpose of complying with Section 409A of the Code. To the extent payments are made during the periods permitted under Section 409A of the Code, the Company shall be deemed to have satisfied its obligations under the Plan and shall not be in breach of its payment obligations hereunder.
3.    Termination of Employment or Service with the Company.
(a)    Termination by the Company for Cause. If the Participant’s employment or service with any member of the Group terminates for Cause, then all outstanding TBS RSUs shall immediately terminate on the date of termination of employment or service.
(b)    Death or Disability. If the Participant’s employment or service with any member of the Group terminates by reason of his or her death or Disability, the Restrictions shall lapse as to 100% of the TBS RSUs and the TBS RSUs shall fully vest and become non-restricted on the date of termination and shall be settled on a date selected by the Company provided such date falls within permitted section 409A and section 457A short-term deferral periods.
(c)    Termination Upon Attaining Retirement Age for US Taxpayers. With respect to a termination to occur on or after attaining Retirement Age, if (i) the Participant provides three months advance notice of resignation in writing via email to [EMAIL] (or by other means deemed acceptable by the Company) and completes such service or (ii) is involuntarily terminated without cause, then the TBS RSUs shall be fully vested on the date of termination and shall become non-restricted and be settled on a date selected by the Company provided such date falls within permitted section 409A and section 457A short-term deferral periods. If notice of resignation and applicable service is not provided, then the TBS RSUs shall be governed by 3(f) below.

(d)    Termination Upon Attaining Retirement Age for Non-US Taxpayers. The TBS RSUs shall become non-forfeitable upon the Participant’s attainment of Retirement Age while in the employ of any member of the Group but shall remain subject to all other Restrictions.
(e)    Termination After Change of Control. In the event the Participant’s employment with a member of the Group is terminated by such member of the Group without Cause (other than due to death or disability, and subject to section 15(h) of the Plan) on or within 12 months following a Change of Control, the treatment of the TBS RSUs shall be determined in accordance with Section 13 of the Plan.
(f)    Other Termination. If the Participant’s employment or service with the Company terminates for any reason other than as otherwise described in the foregoing provisions of this Section 3 (whether due to voluntary termination, termination by the Company without Cause, or otherwise), then all outstanding TBS RSUs shall immediately terminate on the date of termination of employment or service.
(g)    Breach of Restrictive Covenants. Notwithstanding anything herein to the contrary, no release of TBS RSUs shall be made, and all unreleased TBS RSUs issued hereunder and all rights under this Agreement shall be forfeited, if (i) the Participant shall engage in competition, as more particularly described in Section 4, or (ii) the Participant violates the nondisclosure provisions set forth in Section 5.
(h)    Released TBS RSUs. Following Participant’s termination of employment or service with any member of the Group for any reason, the Participant (or the Participant’s beneficiary or legal representative, if applicable) must provide for all Shares underlying released TBS RSUs (including those issued under this Agreement as well as Shares underlying released TBS RSUs issued under any other similar agreement, whether on account of termination or previously released in connection with the vesting terms of such similar agreement) to be liquidated or transferred to a third party broker no later than six months following the later of (i) Participant’s date of termination or (ii) the latest Settlement Date or other applicable vesting or settlement date (whether under this Agreement or a similar agreement) occurring following the Participant’s termination. If the Participant (or the Participant’s beneficiary, as applicable) fails to liquidate or transfer the Shares prior to the end of the applicable six month period, the Company is hereby authorized and directed by the Participant either, in the Company’s discretion: (i) to sell any such remaining Shares on the Participant’s (or the Participant’s beneficiary’s) behalf on the first trading date following the end of such period on which the Company is not prohibited from selling such Shares; or (ii) to transfer such Shares to the Company’s share transfer agent for registration in the Participant’s (or the Participant’s beneficiary’s) name. The Company will not be responsible for any gain or loss or taxes incurred with respect to the Shares underlying the released TBS RSUs in connection with such liquidation or transfer.
4.    Non-Competition and Non-Solicitation. The services of the Participant are unique, extraordinary and essential to the business of the Group. Accordingly, in consideration of the TBS RSUs awarded hereunder, the Participant agrees that he/she will not, without the prior written approval of the Board, at any time during the term of his/her employment with any member of the Group and (except as provided below) for the then remaining duration of the Restrictions on the TBS RSUs, if any, following the date on which the Participant’s employment with any member of the Group terminates, directly or indirectly, within the cruise industry wherever located, engage in any business activity directly or indirectly competitive with the business of any member of the Group , or serve as an officer, director, owner, consultant, or employee of any organization then in competition with any member of the Group. In addition, the Participant agrees that during such restricted period following his/her employment with any member of the Group , he/she will not solicit, either directly or indirectly, any employee of any member of the Group, who was such at the time of the Participant’s separation from employment hereunder. In the event that the provisions of this Section 4 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.
Notwithstanding the foregoing, the non-competition provisions of this Section 4 shall not apply to residents of the State of California.
5.    Non-Disclosure. The Participant expressly agrees and understands that the Group owns and/or controls information and material which is not generally available to third parties and which the Group considers confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the ”Confidential Information”). The Participant hereby acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Group, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Group and its officers and agents other than in the ordinary course of business. The Participant hereby acknowledges that disclosure of the Group’s Confidential Information to and/or use by anyone other than in the Group’s ordinary course of business would result in irreparable and continuing damage to the Group. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of his/her employment with any member of the Group or at any time thereafter, he/she will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting the Participant’s duties for the Group in the ordinary course of business. The Participant agrees to keep all such records in connection with the Participant’s employment as any member of the Group may direct, and all such records shall be the sole and absolute property of the Group. The Participant further agrees that, within five (5) days of a request from any member of the Group, he/she shall surrender to such member of the Group any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to the Group’s business or any Confidential Information.
Notwithstanding the foregoing, nothing in this Agreement prohibits the Participant from voluntarily communicating, without notice to or approval by any member of the Group, with any federal or state government agency about a potential violation of a federal or state law or regulation or to participate in investigations, testify in proceedings regarding past or future conduct of any member of the Group, or engage in any activities protected under whistle blower statutes. Further, pursuant to the Defend Trade Secrets Act of 2016, the Participant shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, the Participant may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if the Participant files a lawsuit alleging retaliation by any member of the Group for reporting a suspected violation of the law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret in the court proceeding, if the Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
6.    Miscellaneous.
(a)    Compliance with Legal Requirements. The granting and settlement of the TBS RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. If the settlement of the TBS RSUs would be prohibited by law, the settlement shall be delayed until the earliest date on which the settlement would not be so prohibited.
(b)    Transferability. Unless otherwise provided by the Committee in writing, the TBS RSUs shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(c)    Tax Withholding. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the TBS RSUs, including, but not limited to, the grant, vesting or settlement of the TBS RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the TBS RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the TBS RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or (iii) withholding in Shares to be issued upon settlement of the TBS RSUs. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the TBS RSUs to vest prior to the applicable date set forth in Sections 2 or 3 of this Agreement in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the TBS RSUs; provided that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the number of TBS RSUs so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such Tax-Related Items.
Notwithstanding the foregoing, if the Participant is an officer subject to Section 16 of the Exchange Act, the Company will not withhold in Shares upon the relevant taxable or tax withholding event other than where U.S. federal tax withholding is required upon lapse of the forfeiture restrictions pursuant to Sections 3(c) of this Agreement, or if otherwise approved in advance by the Committee or the Board.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(d)    Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(i)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(ii)    the grant of the TBS RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of TBS RSUs, or benefits in lieu of TBS RSUs, even if TBS RSUs have been granted in the past;
(iii)    all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Company;
(iv)    the Participant is voluntarily participating in the Plan;

(v)    the TBS RSUs and the Shares subject to the TBS RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(vi)    the TBS RSUs and the Shares subject to the TBS RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(vii)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(viii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the TBS RSUs resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(ix)    unless otherwise agreed with the Company, the TBS RSUs and the Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of the Company or any member of the Group;
(x)    unless otherwise provided in the Plan or by the Company in its discretion, the TBS RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the TBS RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(xi)    if the Participant resides outside the United States or is otherwise subject to the laws of a country outside the United States:
(A)    the TBS RSUs and the Shares subject to the TBS RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose; and
(B)    neither the Company, the Employer or any member of the Group shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the TBS RSUs or of any amounts due to the Participant pursuant to the settlement of the TBS RSUs or the subsequent sale of any Shares acquired upon settlement.
(e)    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
(f)    Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, in the event of a material restatement of the Company’s issued financial statements, the

Committee shall review the facts and circumstances underlying the restatement (including, without limitation any potential wrongdoing by the Participant and whether the restatement was the result of negligence or intentional or gross misconduct) and may in its sole discretion direct the Company to (A) cancel any or all outstanding TBS RSUs and/or (B) recover all or a portion of any income or gain realized on the settlement of the TBS RSUs or the subsequent sale of Shares acquired upon settlement of the TBS RSUs with respect to any fiscal year in which the Company’s financial results are negatively impacted by such restatement.  If the Committee directs the Company to recover any such amount from the Participant, then the Participant agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment.  In addition, the terms of the Carnival Corporation and plc Clawback Policy, as may be amended from time to time, shall also apply if you are an “executive officer” as defined under Rule 10D-1 of Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934.  In addition, if a Participant has engaged or is engaged in Detrimental Activity while employed by or providing services to a member of the Group or after the Participant’s employment or service with any member of the Group has ceased, then the Committee may, in its sole discretion, cancel any or all outstanding TBS RSUs and, or require the Participant, within 30 days after written demand by the Company, to return any income or gain realized on the settlement of the TBS RSUs or the subsequent sale of Shares acquired upon settlement of the TBS RSUs.
(g)    Code Section 409A. To the extent that the Participant is subject to U.S. federal tax and the TBS RSUs are considered “nonqualified deferred compensation” subject to Section 409A of the Code: (i) references in this Agreement to “termination of employment” or “termination of service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code; and (ii) if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any settlement of the TBS RSUs upon the Participant’s separation from service shall be made to the Participant on the first trading date following the date that is six months after the date of the Participant’s separation from service or, if earlier, the Participant’s date of death. For purposes of Section 409A of the Code, each payment that may be made in respect of the TBS RSUs is designated as a separate payment.
(h)    No Rights as Shareholder. The Participant shall not be deemed for any purpose to be the owner of any Shares subject to the TBS RSUs. The Company shall not be required to set aside any fund for the payment of the TBS RSUs.
(i)    Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(j)    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

(k)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(l)    No Rights to Continued Employment. Nothing in the Plan or in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of any member of the Group or shall interfere with or restrict in any way the right of any member of the Group, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever. The rights and obligations of the Participant under the terms and conditions of the Participant’s office or employment shall not be affected by this Agreement. The Participant waives all and any rights to compensation and damages in consequence of the termination of the Participant’s office or employment with any member of the Group for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from the Participant’s ceasing to have rights under or the Participant’s entitlement to the TBS RSUs under this Agreement as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of conflict between the terms of this Section 6(l) and the Participant’s terms of employment, this Section will take precedence.
(m)    Beneficiary. In the event of the Participant’s death, any Shares that vest pursuant to Section 3(b) of this Agreement will be issued to the legal representative of the Participant’s estate.
(n)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, legal representatives, executors, administrators, heirs and successors of the Participant.
(o)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant in accordance with the Plan.
(p)    Governing Law; JURY TRIAL WAIVER.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Florida. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.
(q)    Data Protection. The Employer and any member of the Group may collect, use, process, transfer or disclose the Participant’s Personal Information for the purpose of implementing, administering and managing your participation in the Plan, in accordance with the Carnival Corporation & plc Equity Plans Participant Privacy Notice (as may be amended from time to time) the Participant previously received. (The Participant should contact [EMAIL] if he or she would like to receive another copy of this notice.) For example, the Participant’s Personal Information may be directly or indirectly transferred to Computershare or any other third party stock plan service provider as may be selected by the Company, and any other third parties assisting the Company with the implementation, administration and management of the Plan.
(r)    Insider Trading Laws. The Participant may be subject to insider trading laws, restrictions and/or market abuse laws in applicable jurisdictions, including the United States and the Participant’s country, which may affect the Participant’s ability to directly or indirectly, for his- or her- self or a third party, acquire or sell, or attempt to sell, Shares under the Plan during such times as the Participant is considered to have “material non-public information” or “inside information” regarding the Company (as defined by the laws and regulations in the applicable jurisdiction, including the United States and the Participant’s country), or may affect the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the material non-public information or inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Local insider trading laws and regulations may be the same or different from any Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to be informed of and compliant with such regulations, and the Participant should speak to the Participant’s personal advisor on this matter.
(s)    Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends, dividend equivalents and the proceeds arising from the sale of Shares) derived from the Participant’s participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant may also be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that the Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult the Participant’s personal legal advisor on this matter.
(t)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(u)    Language. The Participant acknowledges that he or she proficient in the English language, or has consulted with an advisor who is sufficiently proficient, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(v)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
7.    Country-Specific Provisions. The TBS RSUs shall be subject to the additional terms and conditions set forth in Appendix A to this Agreement for the Participant’s country, if any. Moreover, if the Participant relocates to one of the countries included in Appendix A, the terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
8.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the TBS RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, the Company has executed this Agreement as of the day first written above.
CARNIVAL CORPORATION LTD.

By:

APPENDIX A
Country Specific Information

[COUNTRY SPECIFIC TERMS AND CONDITIONS]